NEWS RELEASE

For Immediate Release

2nd December 2003

NOT FOR RELEASE OR DISTRIBUTION IN OR INTO

AUSTRALIA, CANADA, JAPAN OR THE UNITED STATES

GALEN HOLDINGS PLC

Disposal of Pharmaceutical Development and Manufacturing Services Business

Craigavon, Northern Ireland, UK / Rockaway, New Jersey, US.

Galen Holdings PLC ("Galen" or the "Company") (LSE:GAL, Nasdaq: GALN) the international specialty pharmaceutical company, announces that it has today disposed of its Pharmaceutical Development and Manufacturing Services business ("PDMS") which forms part of its contract manufacturing business, for a total cash consideration of L20 million ($34 million). In the year ended 30 September 2003, PDMS achieved sales of $17.8 million (2002 : $17.1 million). As at 30 September 2003, its net assets were $34 million.

PDMS provides a broad range of specialist services for the pharmaceutical, healthcare and biotechnology industries including drug product formulation, process development, analytical method development and validation, pack design, commercial-scale manufacture, inventory management and distribution. As part of the agreement, PDMS will enter into a supply agreement with Galen to continue to manufacture, supply and distribute a number of Galen's products for the UK and Irish market.

The purchaser of the PDMS business is a company under the control of Dr. Allen McClay, the founder and a former Chairman of Galen. Whilst the disposal was not conditional on financing, Dr McClay has indicated to the Company that he intends to instruct Hoare Govett Limited ("Hoare Govett") (as his agent) to sell 4,280,000 existing Galen Ordinary Shares (the "Placing Shares") on his behalf through an accelerated bookbuilt placing (the "Placing"). Further terms of the Placing, which has been underwritten by Hoare Govett, have been provided by Hoare Govett and are set out in the appendix to this press announcement. Dr McClay currently owns 16,286,469 ordinary shares representing 8.6% of the Company's share capital. This will reduce to 6.3% after the Placing.

Galen reserves the right to participate in the Placing, or otherwise to repurchase its shares, by using its general authority from shareholders to buy back ordinary shares if it considers that in the circumstances it would be in the best interests of the Company and its shareholders to do so.

Commenting on the disposal, Roger Boissonneault, Chief Executive of Galen said "As we expand our business, we no longer see contract manufacturing as a core activity. This transaction is in line with our strategy to focus the Company on its fast growing pharmaceutical products business."

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For further information please contact :

Galen Holdings PLC

David G. Kelly, Sr. Vice President, Finance and Planning: Tel: 44 (0) 283 833 4974

Financial Dynamics

Andrew Dowler Tel: 44 (0) 207 831 3113

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Hoare Govett

Equity Syndicate

Lee Morton Tel 44 (0) 207 678 1139

Jeremy Thompson Tel 44 (0) 207 678 1760

Corporate Broking

Andrew Chapman Tel 44 (0) 207 678 1792

Andrew Foster Tel 44 (0) 207 678 7106

Forward looking statements in this press release including, without limitation, statements relating to Galen's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Galen to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: Galen's ability to manage its growth, government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, customer acceptance of new products, competitive factors in the industries in which Galen operates, the loss of key senior management or scientific staff, exchange rate fluctuations, general economic and business conditions, and other factors described in filings of Galen with the SEC. Galen undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

This press release is for information purposes only and does not in itself constitute an offer or an invitation to acquire or dispose of any securities. Neither this press release nor the information contained herein is an offer of securities for sale in or into the United States or in any jurisdiction in which such an offer is unlawful. The Placing Shares which are the subject of the Placing have not been and will not be registered under the U.S Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in or into the United States absent registration under the Securities Act or an exemption from registration. No public offering of the Placing Shares will be made in the United States, the United Kingdom or elsewhere.

Appendix - Further details of the Placing

Terms and conditions

Members of the public are not eligible to take part in the Placing. This communication is directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments falling within Article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) (the "Order") or (iii) are persons falling within Article 49(2)(a) to (d) of the Order ("high net worth companies, unincorporated associations etc.") (all such persons together being referred to as "Relevant Persons"). This communication must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this communication relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This announcement does not in itself constitute an offer for sale of any securities in Galen.

Persons who choose to participate in the Placing ("Placees") will be deemed to have read and understood this announcement in its entirety and to be participating on the terms and conditions contained herein, and to be providing the representations, warranties, agreements, acknowledgements and undertakings, in each case as contained in this announcement. In particular each Placee will be deemed to represent, warrant and acknowledge that:

(a) the Placing Shares have not been and will not be registered under the Securities Act, or under the securities laws of any state of the United States, and are being offered and sold only (i) in the United States to "qualified institutional buyers" (within the meaning of Rule 144A under the Securities Act) ("QIBs") pursuant to an exemption from the registration requirement of the Securities Act or (ii) outside the United States in accordance with Rule 903 or 904 of Regulation S under the Securities Act ("Regulation S");

(b) the Placing Shares have not been approved or disapproved by the United States Securities and Exchange Commission, any state securities commission in the United States or any other United States regulatory authority; and

(c) it will not offer, sell or deliver the Placing Shares sold in reliance upon Regulation S within the United States or to, or for the account or benefit of a US person (as defined in Regulation S) until 40 days after the closing of the Placing (the "distribution compliance period"), and it will have sent to any person to which it sells the Placing Shares during the distribution compliance period a confirmation or notice setting forth the restrictions on offers and sales of the Placing Shares within the United States or to, or for the account or benefit of, US persons.

Details of the Placing

The Placing Shares are proposed to be placed by Hoare Govett through an accelerated bookbuilding placing (which has been underwritten by Hoare Govett) and will be made available to both new and existing eligible Relevant Persons (as described above). The Placing will be conducted by Hoare Govett in accordance with the terms and conditions set out in this announcement. The Placing is not conditional on the completion of the disposal of the PDMS business.

Principal terms of the bookbuilding process

Participation will only be available to Relevant Persons invited to participate by Hoare Govett and who communicate their wish to participate in the bookbuilding process to Hoare Govett in accordance with the instructions set out below and who are able to participate in accordance with the terms and conditions set out herein. Galen and Hoare Govett are each entitled to enter bids as principal in the bookbuilding process.

The bookbuilding process will establish a single price (the "Placing Price") payable by all Placees. The Placing Price will be determined by Hoare Govett. Bids submitted in the bookbuilding process should state the number or monetary amount of Placing Shares which the institution wishes to subscribe for at either the Placing Price or at prices up to a maximum price specified in the bid.

Hoare Govett reserves the right not to accept bids or to accept bids in part rather than in whole. The acceptance of bids shall be at Hoare Govett's absolute discretion.

The bookbuilding process will close no later than 4.30 PM (London time) on 2nd December 2003, but may be closed earlier at the sole discretion of Hoare Govett. Hoare Govett may, at its sole discretion, accept bids that are received after the bookbuilding process has closed. Each participant in the bookbuilding process agrees that bids will not be capable of rescission or termination by it.

How to participate in the bookbuilding process

An institution which complies with the terms and conditions set out above and which wishes to participate in the bookbuilding process should communicate its bid by telephone to its usual sales contact at ABN AMRO Equities (UK) Limited or ABN AMRO Incorporated or to Lee Morton or Jeremy Thompson at Hoare Govett (0207 678 1139/1760).

If successful, an allocation will be confirmed orally following the close of the bookbuilding process and a contract note will be dispatched as soon as possible thereafter stating the number of Placing Shares acquired by such Placee at the Placing Price. Hoare Govett's confirmation will constitute a legally binding commitment upon the relevant institution to purchase the number of Placing Shares allocated to that institution at the Placing Price and otherwise on the terms and conditions set out in this announcement.

Settlement is expected to be on 5th December 2003.

Confirmations

Each Placee, by accepting a participation in the Placing, agrees and confirms that it has neither received nor relied on any information (other than the information contained in this announcement or information which has been published by the Company), representation, warranty or statement made by or on behalf of Hoare Govett, Dr McClay or the Company and none of Dr McClay, the Company or Hoare Govett will be liable for any Placee's decision to accept this invitation to participate in the Placing based on any other information, representation, warranty or statement. Each Placee acknowledges and agrees that it has relied on its own investigation of the business and financial position of the Company in accepting a participation in the Placing. Nothing in this paragraph shall exclude the liability of any person for fraudulent misrepresentation.

Hoare Govett is acting exclusively for Dr McClay in connection with the Placing and no one else and will not be responsible to anyone other than Dr McClay for providing the protections afforded to clients of Hoare Govett nor for providing advice in relation to the Placing or any transaction or arrangement referred to herein.

Ends